Exhibit 99.1

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Commencement of Consent Solicitation Related to its 12.875% Senior Notes due 2018.

FRANKLIN, Tenn.—June 9, 2014 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (the “Company”) today announced that it has commenced a consent solicitation relating to its 12.875% Senior Notes due 2018 (the “Notes”). The Company is soliciting the consents of the requisite holders of the Notes as of the record date set forth in the solicitation documents (the “Solicitation Documents”) to certain amendments (the “Proposed Amendments”) of provisions of the indenture governing the Notes (the “Indenture”).

The primary purpose of the Proposed Amendments is to increase the permitted Secured Leverage Ratio (as defined in the Indenture) contained in clause (29) of the definition of “Permitted Liens” in Section 1.01 of the Indenture from 3.0 to 1.0 to 3.5 to 1.0, subject to the satisfaction of certain requirements.

The implementation of the Proposed Amendments is subject to the valid delivery of consents by holders (as of the record date) of Notes constituting a majority of the outstanding principal amount of the Notes (the “Requisite Consents”), the acceptance of the consents by the Company, as well as the other conditions set forth in the Solicitation Documents, including the execution of a supplemental indenture effecting the Proposed Amendments. If these conditions are satisfied or waived, and the Proposed Amendments are implemented, the Proposed Amendments will become operative only upon the Company’s making consent payments to holders (as of the record date) of Notes who validly deliver and do not revoke their consents on or before the expiration date, as set forth in the Solicitation Documents.

The solicitation of consents is scheduled to expire at 5:00 p.m., New York City time, on June 17, 2014, unless extended or earlier terminated.

Jefferies LLC is acting as the solicitation agent and Ipreo LLC is acting as the information and tabulation agent in connection with the consent solicitation. Additional information concerning the terms of the consent solicitation and copies of the Solicitation Documents may be obtained from Ipreo by holders (as of the record date) of the Notes. Ipreo may be contacted at (888) 593-9546 (toll free) or (212) 849-3880.

This press release shall not constitute a solicitation of consents with respect to the Notes. The consent solicitation may only be made in accordance with and subject to the terms and conditions specified in the Solicitation Documents, which more fully set forth the terms and conditions of the consent solicitations.

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Acadia Healthcare Announces Commencement of Consent Solicitation Related to its 12.875% Senior Notes due 2018.

June 9, 2014

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 52 behavioral healthcare facilities with more than 4,300 licensed beds in 24 states and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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